Exhibit 99.3

BIOSANTE PHARMACEUTICALS, INC.

Balance Sheets

December 31, 2008 and 2007

	December 31,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$11,760,920	$15,648,948
Short-term investments	3,026,334	15,005,976
Accounts receivable	229,775	14,566
Prepaid expenses and other assets	1,070,051	337,420
	16,087,080	31,006,910

PROPERTY AND EQUIPMENT, NET (Note 4)	814,894	54,896

OTHER ASSETS
Investment in MATC (Note 3)	140,000	140,000
Deposits	637,397	39,536
	$17,679,371	$31,241,342

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable (Note 10)	$3,182,089	$710,575
Due to licensor - Antares (Note 3)	5,393	1,063
Accrued compensation	290,583	717,409
Other accrued expenses	374,887	77,712
Deferred revenue	—	9,091
	3,852,952	1,515,850

STOCKHOLDERS’ EQUITY (Note 6)
Capital stock
Issued and Outstanding
2008 - 391,286; 2007 - 391,286 Class C special stock	391	391
2008 - 27,042,764; 2007 - 26,794,607 Common stock	85,732,688	84,206,583
	85,733,079	84,206,974

Accumulated Deficit	(71,906,660)	(54,481,482)
	13,826,419	29,725,492
	$17,679,371	$31,241,342

See accompanying notes to the financial statements.

BIOSANTE PHARMACEUTICALS, INC.

Statements of Operations

Years ended December 31, 2008, 2007 and 2006

	Year Ended December 31,
	2008	2007	2006

REVENUE
Licensing revenue	$3,384,091	$199,091	$14,136,364
Grant revenue	65,051	59,060	247,257
Royalty revenue	34,200	69,353	—
Other revenue	297,487	165,550	55,000

	3,780,829	493,054	14,438,621

EXPENSES
Research and development	15,789,980	4,751,313	3,908,290
General and administration	5,124,934	4,331,361	4,549,620
Licensing expense	836,420	—	3,500,000
Depreciation and amortization	43,137	89,824	117,781

	21,794,471	9,172,498	12,075,691

OTHER - Interest income	588,464	1,095,009	428,343

NET (LOSS) INCOME	$(17,425,178)	$(7,584,435)	$2,791,273

(Loss) Income per common share (Note 2):
Basic	$(0.64)	$(0.30)	$0.13
Diluted	$(0.64)	$(0.30)	$0.13

Weighted average number of common and common equivalent shares outstanding:
Basic	27,307,494	25,485,513	21,190,946
Diluted	27,307,494	25,485,513	21,483,911

See accompanying notes to the financial statements.

BIOSANTE PHARMACEUTICALS, INC.

Statements of Stockholders’ Equity

Years ended December 31, 2008, 2007 and 2006

	Class C				Deferred
	Special Shares		Common Stock		Unearned	Accumulated
	Shares	Amount	Shares	Amount	Compensation	Deficit	Total
Balance, December 31, 2005	391,286	$398	19,007,800	$56,653,219	$(146,459)	$(49,688,320)	$6,818,838
Option exercises - various			152,894	243,675	—	—	243,675
Stock option compensation - executive officers	—	—	—	(40,684)	146,459	—	105,775
Private placement of common shares, net	—	—	3,812,978	7,134,363	—	—	7,134,363
Stock option expense	—	—	—	971,057	—	—	971,057
Share redesignation	—	(7)	—	7	—	—	—
Shares issued in license agreement	—	—	1,368	6,250	—	—	6,250
Net income	—	—	—	—	—	2,791,273	2,791,273
Balance, December 31, 2006	391,286	$391	22,975,040	$64,967,887	$—	$(46,897,047)	$18,071,231
Issuance of common shares
Option exercises - various	—	—	53,081	192,371	—	—	192,371
Warrant exercises - various	—	—	711,487	1,019,225	—	—	1,019,225
Stock option expense	—	—	—	711,259	—	—	711,259
Private placement of common shares, net	—	—	3,054,999	17,282,935	—	—	17,282,935
Stock warrant expense	—	—	—	32,906	—	—	32,906
Net loss	—	—	—	—	—	(7,584,435)	(7,584,435)
Balance, December 31, 2007	391,286	$391	26,794,607	$84,206,583	$—	$(54,481,482)	$29,725,492
Issuance of common shares
Warrant exercises - various	—	—	248,157	379,720	—	—	379,720
Stock option expense	—	—	—	1,102,444	—	—	1,102,444
Stock warrant expense	—	—	—	104,284	—	—	104,284
Credit equity financing facility	—	—	—	(60,343)	—	—	(60,343)
Net loss	—	—	—	—	—	(17,425,178)	(17,425,178)
Balance, December 31, 2008	391,286	$391	27,042,764	$85,732,688	$—	$(71,906,660)	$13,826,419

See accompanying notes to the financial statements.

BIOSANTE PHARMACEUTICALS, INC.

Statements of Cash Flows

Years ended December 31, 2008, 2007 and 2006

	December 31,
	2008	2007	2006
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES
Net (loss) income	$(17,425,178)	$(7,584,435)	$2,791,273
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	43,137	89,824	117,781
Employee and director stock-based compensation	1,102,444	711,259	1,076,832
Stock warrant expense - noncash	104,284	32,906	—
Loss on disposal of equipment	—	21,748	—
MATC license revenue - noncash	—	(140,000)	—
Changes in assets and liabilities affecting cash flows from operations
Prepaid expenses and other assets	(1,330,492)	(103,514)	(15,985)
Accounts receivable	(215,209)	10,495,963	(10,510,529)
Accounts payable and accrued liabilities	2,189,843	449,856	(745,332)
Provision for contingencies	—	(550,588)	(199,412)
Due to licensor - Antares	4,330	(2,623,937)	2,625,000
Deferred revenue	(9,091)	(59,091)	(136,363)
Net cash (used in) provided by operating activities	(15,535,932)	739,991	(4,996,735)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Redemption of short term investments	11,979,642	981	13,004,723
Purchase of short term investments	—	(11,210,979)	(8,009,812)
Purchase of capital assets	(651,116)	(29,428)	(39,255)
Net cash provided by (used in) investing activities	11,328,526	(11,239,426)	4,955,656

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Proceeds from sale or conversion of shares, net	319,377	18,494,531	7,384,288
Net cash provided by financing activities	319,377	18,494,531	7,384,288

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,888,029)	7,995,096	7,343,209
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	15,648,948	7,653,852	310,643
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,760,919	$15,648,948	$7,653,852

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Other information:
Purchase of capital assets on account, non-cash investing activity	$152,019	$—	$—
Investment in MATC - noncash	$—	$140,000	$—

See accompanying notes to the financial statements.

1.                                  ORGANIZATION

BioSante Pharmaceuticals, Inc. (the “Company”) is a specialty pharmaceutical company focused on developing products for female sexual health, menopause, contraception and male hypogonadism.  The Company also is engaged in the development of its proprietary calcium phosphate nanotechnology, or CaP, primarily for aesthetic medicine, novel vaccines and drug delivery.  The Company’s primary products are gel formulations of testosterone and estradiol.  The Company’s key products include:  LibiGel, a once daily transdermal testosterone gel in Phase III development under a Special Protocol Assessment for the treatment of female sexual dysfunction; Elestrin, a once daily transdermal estradiol (estrogen) gel approved by the U.S. Food and Drug Administration indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause and marketed in the U.S.; Bio-T-Gel, a once daily transdermal testosterone gel in development for the treatment of hypogonadism, or testosterone deficiency, in men; and the Pill-Plus (triple hormone contraceptive), a once daily use of various combinations of estrogens, progestogens and androgens in development for the treatment of FSD in women using oral or transdermal contraceptives.

Substantially all of the Company’s revenue to date has been derived from upfront, milestone and royalty payments earned on licensing and sublicensing transactions and from subcontracts.  To date, the Company has used primarily equity financing, licensing income, royalty income and interest income to fund its ongoing business operations and short-term liquidity needs, and the Company expects to continue this practice for the foreseeable future.

The Company’s business operations to date have consisted mostly of licensing and research and development activities and the Company expects this to continue for the immediate future.  The Company has not commercially introduced any products and does not expect to do so in the foreseeable future.  If and when the Company’s proposed products for which it has not entered into marketing relationships receive U.S. Food and Drug Administration (FDA) approval, the Company may begin to incur other expenses, including sales and marketing related expenses if it chooses to market the products itself.  The Company currently does not have sufficient resources on a long-term basis to complete the FDA approval process or commercialization of any of its current or proposed products for which the Company has not entered into marketing relationships.

Although the Company believes that its cash, cash equivalents and short-term investments of $14.8 million at December 31, 2008 will be sufficient to meet its liquidity requirements through at least the next 12 months, if the Company does not raise additional financing or secure another funding source for our clinical trial program prior to the end of our second quarter 2009, the Company will need to delay or cease new enrollment in our Phase III clinical trial program of LibiGel, however, it is the Company’s intention to continue the clinical program for those women already enrolled.  The change in clinical trial enrollment may delay the eventual submission of the LibiGel NDA beyond the end of 2010 depending on how long the Company needs to continue this change.

Due to the current economic recession and market conditions, as well as the status of product development programs, there is uncertainty regarding whether additional financing will be available to the Company on favorable terms, or at all.  If adequate funds are not available or are not available on acceptable terms when needed, the Company may be required to delay, scale back or eliminate some or all of its programs designed to obtain regulatory approval of its

1.                                      ORGANIZATION (continued)

proposed products, including most importantly, the Phase III clinical trial program for LibiGel.  As an alternative to raising additional financing, the Company may choose to sublicense LibiGel, Elestrin (outside the territories already sublicensed) or another product to a third party who may finance a portion or all of the continued development and, if approved, commercialization, sell certain assets or rights under the Company’s existing license agreements or enter into other business collaborations or combinations, including the possible sale of the Company.  The Company may be required to relinquish greater or all rights to its proposed products at an earlier stage of development or on less favorable terms than it otherwise would choose.  Failure to obtain adequate financing also may adversely affect the Company’s ability to operate as a going concern and cause the Company to significantly curtail or cease ongoing operations. (See Note 14.  SUBSEQUENT EVENT)

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements are expressed in U.S. dollars.  The Company is organized into one operating and one reporting segment.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”).  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company generally considers all instruments with original maturities of three months or less to be cash equivalents.  Certain investments that could meet the definition of a cash equivalent are classified as investments due to the nature of the account in which the investment is held and the Company’s intended use of the investment.  Interest income on invested cash balances is recognized on the accrual basis as earned.

Short-term Investments

Short-term investments are classified as “available for sale” under the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”  Accordingly, the short-term investments are reported at fair value, with any related unrealized gains and losses included as a separate component of stockholders’ equity, net of applicable taxes.  Realized gains and losses and interest and dividends are included in interest income.  Realized gains and losses are recorded based upon the specific identification method.

As of December 31, 2008 and December 31, 2007, the Company had $3.0 million and $15.0 million of short-term investments, respectively.  The investment balance consisted of auction rate securities and related investments of $3.0 million and money market fund investments of approximately $26,000 as of December 31, 2008, and of auction rate securities investments of $14.5 million and money market fund investments of approximately $500,000 as of December

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

31, 2007.  There were no gains or losses recorded in accumulated other comprehensive income as of December 31, 2008 or December 31, 2007, and there were no realized gains or losses included in earnings as the result of sale of available for sale securities for the years ended December 31, 2008, December 31, 2007 or December 31, 2006.

In April 2008, JPMorgan Chase Bank, NA commenced a tender offer to purchase certain outstanding student loan asset-backed auction rate notes.  The Company owned $2.0 million in principal amount of such notes and tendered all of such notes to JPMorgan and received the entire $2.0 million principal plus accrued and unpaid interest in May 2008.

In October 2008, the Company received its entire investment of $9.0 million principal plus accrued and unpaid interest related to other student loan asset-backed auction rate notes from an affiliate of Bank of America Securities LLC (BofA) as a result of BofA and its affiliates reaching agreements with the Securities and Exchange Commission, the Secretary of the Commonwealth of Massachusetts and other regulators to restore liquidity to BofA clients who had previously held auction rate securities.

As of December 31, 2008, the Company’s remaining auction rate securities with a $3.0 million par value were held in an account with UBS Financial Services, Inc. (UBS).  In August 2008, UBS and its affiliates reached agreements with the SEC, the New York Attorney General, the Massachusetts Securities Division, the Texas State Securities Board and other state regulatory agencies represented by the North American Securities Administrators Association to restore liquidity to UBS clients who held auction rate securities.  Pursuant to these agreements, in October 2008, the Company received rights from UBS entitling the Company to sell to UBS or its affiliates and requiring UBS or its affiliates to purchase the Company’s $3.0 million in remaining auction rate securities for their face (or par) value plus any accrued and unpaid interest.  On January 8, 2009, pursuant to those rights, the Company received $3.0 million principal plus accrued and unpaid interest from UBS.

Property and Equipment

Property and equipment that is currently being used in the Company’s operations is stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily by accelerated methods over estimated useful lives of seven years.

Long-Lived Assets

Long-lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable.  If such a review indicates an impairment, the carrying amount of such assets is reduced to estimated recoverable value.

Research and Development

Research and development costs are charged to expense as incurred.  Direct government grants are recorded as an offset to the related research and development costs when the Company has complied with the conditions attached to the grant and there is reasonable assurance that the funds will be received.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Legal Costs

For ongoing matters, legal costs are charged to expense as incurred.

Basic and Diluted Net (Loss) Income Per Share

The basic and diluted net (loss) income per share is computed based on the weighted average number of the aggregate of common stock and Class C shares outstanding, all being considered as equivalent of one another. Basic (loss) income per share is computed by dividing (loss) income available to common stockholders by the weighted average number of shares outstanding for the reporting period.  Diluted (loss) income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.  The computation of diluted (loss) income per share does not include the Company’s stock options or warrants when there is an antidilutive effect on income (loss) per share.  Certain options and warrants had a dilutive effect under the treasury stock method as the average market price of the common stock during the period exceeded the exercise price of the options or warrants.  292,965 shares were added to the basic weighted average number of shares outstanding to determine the fully diluted weighted average number of shares outstanding for the year ended December 31, 2006.

Stock-based Compensation

The Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) under the modified prospective method on January 1, 2006. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS No. 123(R) for all share-based payments granted after that date, and based on the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (SFAS No. 123) for all unvested awards granted prior to the effective date of SFAS No. 123(R). SFAS No. 123(R) eliminates the intrinsic value measurement method of accounting in APB Opinion 25 and generally requires measuring the cost of the employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of the grant.  The standard requires grant date fair value to be estimated using either an option-pricing model which is consistent with the terms of the award or a market observed price, if such a price exists.  Such costs must be recognized over the period during which an employee is required to provide service in exchange for the award.

Warrants issued to non-employees as compensation for services rendered are valued at their fair value on the date of issue.  Warrants of this nature to purchase an aggregate of 80,000 and 180,000 shares of the Company’s common stock were issued in 2008 and 2007, respectively.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company has entered into various licensing agreements that generate license revenue or other upfront fees and which may also involve subsequent milestone payments earned upon completion of development milestones by the Company or upon the occurrence of certain regulatory actions, such as the filing of a regulatory application or the receipt of a regulatory approval.  Non-refundable license fees are recognized as revenue when the Company has a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and the Company has no further performance obligations under the license agreement.  Non-refundable license fees that meet these criteria and are due to the Company upon execution of an agreement are recognized as revenue immediately.

Milestones, in the form of additional license fees, typically represent non-refundable payments to be received in conjunction with the achievement of a specific event identified in the contract, such as completion of specified clinical development activities and/or regulatory submissions and/or approvals.  Revenues from milestone payments that meet the criteria in the preceding paragraph are recognized when the milestone is achieved.

Additionally, royalty revenue based upon sales of products under license is recorded when such royalties are earned and are deemed collectible, which is generally in the quarter when the related products are sold.

Deferred revenue arises from payments received in advance of the culmination of the earnings process.  Deferred revenue is recognized as revenue in future periods when the applicable revenue recognition criteria have been met.

Income Taxes

Deferred tax assets or liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by enacted tax rates.  A valuation allowance is provided against net deferred income tax assets in circumstances where management believes the recoverability of a portion of the assets is more likely than not.  The Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 2008 and 2007.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurement” (SFAS 157).  The standard provides guidance for using fair value to measure assets and liabilities.  SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.  Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy. SFAS 157 was effective for the Company on January 1, 2008.  In October 2008, the FASB issued Staff Position (FSP) No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Active” which clarifies the application of SFAS 157 in an inactive market and illustrates how an entity would determine fair value when the market for a financial asset is not active.  The Staff Position is effective immediately and applies to prior periods for which financial statements have not been issued, including interim or annual periods ending on or before September 30, 2008.  See Note 12, Fair Value Measurements, for disclosure of the Company’s adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (SFAS 159). SFAS 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities.  Entities electing the fair value option are required to recognize changes in fair value in earnings.  SFAS 159 also requires additional disclosures to compensate for the lack of comparability that will arise from the use of the fair value option.  SFAS 159 was effective for the Company beginning on January 1, 2008.  We did not elect the fair value option for any of the Company’s existing financial assets and liabilities as of January 1, 2008, but did elect the fair value option during 2008 for the right to sell the auction rate securities to UBS at par.  See Note 12, Fair Value Measurements, for additional information.

In December 2007, the FASB ratified Emerging Issues Task Force Issue (EITF) Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1).  EITF 07-1 provides guidance on how to determine whether an arrangement constitutes a collaborative arrangements, how costs incurred and revenue generated on sales to third parties should be reported by participants in a collaborative arrangement, how payments made between participants in a collaborative arrangement should be categorized, and what participants should disclose in the notes to the financial statements about a collaborative arrangement.  EITF 07-1 is effective for the fiscal year beginning January 1, 2009.  EITF 07-1 requires that the impact of adopting the issue for all arrangements existing as of the effective date be presented as a change in accounting principle through retrospective application to all prior periods presented.  The adoption of EITF 07-1 did not have an impact on the Company’s results of operations or financial condition.

In June 2007, the FASB ratified EITF No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” (EITF 07-3).  EITF 07-3 requires non-refundable advance payments for goods and services to be used in future research and development (R&D) activities to be recorded as assets and the payments to be expensed when the R&D activities are performed.  EITF 07-3 was effective for the Company prospectively for new contractual arrangements entered into beginning January 1, 2008.  The adoption of EITF 07-3 did not have an impact on the Company’s results of operations or financial condition.

3.                                      LICENSE AGREEMENTS

In June 1997, the Company entered into a licensing agreement with the Regents of the University of California, which subsequently has been amended, pursuant to which the University has granted the Company an exclusive license to seven United States patents owned by the University, including rights to sublicense such patents.  The University of California has filed patent applications for this licensed technology in several foreign jurisdictions, including Canada, Europe and Japan.  The Company is obligated to pay royalties to the University if and when a product is developed using these patents.

On June 13, 2000, the Company entered into a license agreement with Antares Pharma, Inc. (Antares), covering four hormone products to treat men and women.  The license agreement requires the Company to pay Antares a percentage of future net sales, if any, as a royalty.  Under the terms of the license agreement, the Company also is obligated to make milestone payments upon the occurrence of certain future events.

As allowed by the licensing agreement with Antares, on September 1, 2000, the Company entered into a sub-license agreement with Paladin Labs Inc. (Paladin) to market the products in Canada. In exchange for the sub-license, Paladin agreed to make an initial investment in the Company, milestone payments and pay royalties on sales of the products in Canada.  The milestone payments, to date, have been made in the form of a series of equity investments by Paladin in the Company’s common stock at a 10 percent premium to the market price of the Company’s common stock at the date of the equity investment.

On August 7, 2001, the Company entered into a sub-license agreement with Solvay Pharmaceuticals, B.V. (Solvay) covering the U.S. and Canadian rights to the estrogen/progestogen combination transdermal hormone therapy gel product licensed from Antares in June 2000.  Under the terms of the agreement, Solvay sub-licensed the Company’s estrogen/progestogen combination transdermal hormone gel product for an initial payment of $2.5 million ($1.7 million net of the related payments due to Antares and Paladin), future milestone payments and escalating sales-based royalties.  Solvay has been responsible for all costs of development of the product to date.  The Company believes that the hormone therapy product licensed to Solvay is not in active development by Solvay and the Company does not expect its active development to occur at any time in the near future.

In April 2002, the Company exclusively in-licensed from Wake Forest University and Cedars-Sinai Medical Center three issued U.S. patents claiming triple hormone therapy (the combination use of estrogen plus progestogen plus androgen, e.g. testosterone) and obtained an option to license the patents for triple hormone contraception.  The financial terms of the license include an upfront payment by the Company in exchange for exclusive rights to the license and regulatory milestone payments, maintenance payments and royalty payments by the Company if a product incorporating the licensed technology gets approved and subsequently marketed.  In July 2005, the Company exercised the option for an exclusive license for the three U.S. patents for triple hormone contraception.  The financial terms of this license include an upfront payment, regulatory milestone payments, maintenance payments and royalty payments by the Company if a product incorporating the licensed technology gets approved and subsequently marketed.

In May 2007, the Company announced that it sub-licensed U.S. rights to a triple hormone oral contraceptive to Pantarhei Bioscience B.V. (Pantarhei), a Netherlands-based pharmaceutical company.  Pantarhei is responsible under the agreement for all expenses to develop and market

3.                                      LICENSE AGREEMENTS (continued)

the product.  The Company may receive certain development and regulatory milestones for the first product developed under the license.  In addition, the Company will receive royalty payments on any sales of the product in the U.S., if and when approved and marketed.  If the product is sublicensed by Pantarhei to another company, the Company will receive a percentage of any and all payments received by Pantarhei for the sublicense from a third party.  The Company has retained all rights under the licensed patents to the transdermal delivery of triple hormone contraceptives.

In December 2002, the Company entered into a development and license agreement with Teva Pharmaceuticals USA, Inc., a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd., pursuant to which Teva USA agreed to develop the Company’s male testosterone gel, Bio-T-Gel, for the U.S. market.  The financial terms of the development and license agreement included a $1.5 million upfront payment by Teva USA and royalties on sales of the product, if and when approved and marketed, in exchange for rights to develop and market the product.  Teva USA also is responsible under the terms of the agreement for continued development, regulatory filings and all manufacturing and marketing associated with the product. In 2005, the Company was notified that Teva USA had discontinued development of the product and indicated to the Company a desire to formally terminate the agreement.  In June 2007, the Company signed an amendment to the agreement under which the Company and Teva reinitiated its collaboration on the development of the product.  There were no changes to the master license agreement in force at that time.  Teva withdrew its previous notice of its desire to terminate the agreement and reinitiated funding and development of the product.  Teva also agreed to pay the Company certain milestone payments plus royalties on sales of the product, if and when commercialized.  Teva is responsible under the revised agreement for continued development of the product, including required clinical trials, regulatory filings and all manufacturing and marketing associated with the product.  The product is owned by the Company with no royalty or milestone obligations to any other party.

In September 2005, the Company signed a Material Transfer and Option Agreement for an exclusive option to obtain an exclusive, worldwide license to use the Company’s calcium phosphate nanotechnology (CaP) in the development of a series of allergy products.  The partner company will fund the development of potential products for the treatment of conditions including rhinitis, asthma, conjunctivitis, dermatitis and allergic gastrointestinal diseases.  Under the terms of the agreement, in September 2005, the Company received a nonrefundable $250,000 upfront payment.  The Company recognized revenue from the agreement on a pro rata basis over the term of the agreement as the Company had not yet completed all of its required performance under the terms of the agreement.  The remainder of the upfront payment was recorded as deferred revenue.  The initial term of the agreement was 22 months, ending in June 2007.  In April 2007, the term was extended through March 31, 2008.  In February 2008, the term was extended to July 2008.  In July 2008, the term was extended to January 2009. This program is no longer under active development by the optionee.

3.                                      LICENSE AGREEMENTS (continued)

In November 2006, the Company entered into an exclusive sublicense agreement for the marketing of Elestrin in the United States.  Upon execution of the sublicense agreement, the Company received an upfront payment of $3.5 million.  In addition, during 2007, Nycomed paid the Company $10.5 million triggered by the FDA approval of Elestrin in the U.S., which occurred in the fourth quarter of 2006.  Under the Company’s license agreement with Antares, the Company is required to pay Antares certain development and regulatory milestone payments and royalties based on net sales of any products the Company or its sub-licensees sell incorporating the licensed technology.  Specifically, the Company paid Antares 25 percent of all licensing-related proceeds and a portion of any associated royalties that the Company received, which the Company recognized as these payments were earned, based upon reported levels of Elestrin sales.  The aggregate $14.0 million received from Nycomed was recognized as revenue in 2006 since the entire $14.0 million was non-refundable, the Company had a contractual right to receive such payments, the contract price was fixed, the collection of the resulting receivable was reasonably assured and the Company had no further performance obligations under the license agreement.

On August 6, 2008, the Company and Nycomed entered into a termination, release and settlement agreement pursuant to which the exclusive sublicense agreement dated November 7, 2006 between the Company and Nycomed was terminated and BioSante reacquired the rights to Elestrin effective immediately.  As a result, the Company paid Nycomed $100,000 and an additional $150,000 as a result of the December 2008 Elestrin sublicense to Azur Pharma International II Limited (Azur) as described below. Nycomed has agreed on behalf of itself and its affiliates not to market or sell any low-dose topical estrogen gel products for the treatment of menopausal hot flashes for a period of 12 months.  The agreement also provides for a mutual release between the parties and the survival of the confidentiality, indemnification and insurance provisions of the exclusive sublicense agreement for a period of five years.

In December 2008, the Company signed an exclusive agreement with Azur for the marketing of Elestrin in the United States.  Upon execution of the agreement, BioSante received $3.325 million comprised of a $500,000 product licensing fee and $2.825 million for transfer of the Elestrin trademark and inventories, among other items.  The Company paid Antares $462,500 as a result of signing the Azur agreement.  The Company also is entitled to receive additional payments of up to an aggregate of $144.5 million if certain sales-based milestones are achieved.  In addition, Azur has agreed to pay to BioSante royalties on sales of Elestrin ranging from 10 percent to 20 percent depending on the annual sales level.  Azur has agreed to market Elestrin using its women’s health and urology sales force of approximately 50 sales people that targets estrogen prescribing physicians in the U.S. comprised mostly of gynecologists.  In addition, Azur has agreed to minimum marketing expenditures in the first two years of the agreement.

In December 2008, the Company signed an exclusive agreement with PharmaSwiss SA for the marketing of Elestrin in Israel.  PharmaSwiss is responsible for regulatory and marketing activities in Israel.  PharmaSwiss will submit BioSante’s approved U.S. NDA (new drug application) to the Israeli authorities based on BioSante results and manufacturing information.  Approval in Israel is expected to take approximately one year from the date of such submission.

In February 2006, the Company signed an exclusive option and license agreement with Medical Aesthetics Technology Corporation (“MATC”) for the use of the Company’s CaP technology in the field of aesthetic medicine.  Under the terms of the option and license agreement, MATC will

3.                                      LICENSE AGREEMENTS (continued)

use the Company’s CaP technology to develop products for commercialization in the field of aesthetic medicine, specifically, the improvement and/or maintenance of the external appearance of the head, face, neck and body.  In November 2007, the Company signed a license agreement with MATC covering the use of CaP as a facial filler (BioLook™) in aesthetic medicine.  This license agreement is a result of MATC’s exercise of the previously granted option under the original license agreement.  Under the agreement, MATC is responsible for continued development of BioLook, including required clinical trials, regulatory filings and all manufacturing and marketing associated with the product.  In exchange for this license, the Company has taken an ownership position in MATC of approximately five percent of the common shares of MATC.  In addition to the ownership position, the Company may receive certain milestone payments and royalties as well as share in certain payments if MATC sublicenses the technology.  The Company recorded an investment asset and licensing revenue of $140,000 in 2007 related to this license and ownership position in MATC.  The MATC investment is recorded using the cost method.

4.                                      PROPERTY AND EQUIPMENT

Property and equipment, net of accumulated depreciation at December 31, 2008 and 2007 consist of the following:

	2008	2007
Computer equipment	$375,311	$129,753
Office equipment	131,239	126,044
Laboratory and equipment	518,034	36,019
	1,024,584	291,816
Accumulated depreciation and amortization	(209,690)	(236,920)
	$814,894	$54,896

As of December 31, 2008, $243,556 of computer equipment and $486,084 of laboratory and equipment is related to construction in progress that has not been placed into service.  During 2007, the Company recognized a loss on the disposal of equipment of $21,748 as result of the closure of its Smyrna, Georgia laboratory facility.

5.                                      INCOME TAXES

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”, or FIN 48, on January 1, 2007.  FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements.  It also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions.  The adoption of FIN 48 did not have an impact on the Company’s financial position upon adoption.  The Company determined there are no uncertain tax positions existing as of December 31, 2008 or December 31, 2007.

5.                                      INCOME TAXES (continued)

The Company has analyzed its filing positions in all significant federal and state jurisdictions where it is required to file income tax returns, as well as open tax years in these jurisdictions.  The only periods subject to examination by the major tax jurisdictions where the Company does business are the 2005 through 2008 tax years.

The components of the Company’s net deferred tax asset at December 31, 2008 and 2007 were as follows:

	2008	2007
Net operating loss carryforwards	$23,609,594	$17,588,392
Tax basis in intangible assets	403,498	538,819
Research & development credits	3,415,143	2,569,848
Stock option expense	1,462,065	1,017,790
Other	56,063	103,235
	28,946,363	21,818,084
Valuation allowance	(28,946,363)	(21,818,084)
	$—	$—

The Company has no current tax provision due to its accumulated losses, which result in net operating loss carryforwards.  At December 31, 2008, the Company had approximately $62,542,000 of net operating loss carryforwards that are available to reduce future taxable income for a period of up to 20 years.  The net operating loss carryforwards expire in the years 2018-2028. The net operating loss carryforwards as well as amortization of various intangibles, principally acquired in-process research and development, generate deferred tax benefits, which have been recorded as deferred tax assets and are entirely offset by a tax valuation allowance.  The valuation allowance has been provided at 100% to reduce the deferred tax assets to zero, the amount management believes is more likely than not to be realized.  Additionally, the Company has provided a full valuation allowance against $3,415,143 of research and development credits, which are available to reduce future income taxes, if any, through the year 2028.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34.5% to pre-tax income as follows:

	2008	2007	2006
Tax at U.S. federal statutory rate	$(6,030,952)	$(2,616,630)	$962,989
State taxes, net of federal benefit	(568,133)	(246,494)	90,716
Research and development credits	(526,196)	(162,675)	(135,632)
Other, net	(2,998)	(132,577)	32,522
Change in valuation allowance	7,128,279	3,158,376	(950,595)

	$—	$—	$—

6.                                      STOCKHOLDERS’ EQUITY

In December 2008, the Company entered into a Committed Equity Financing Facility arrangement, or CEFF, with Kingsbridge Capital Limited (Kingsbridge) in which Kingsbridge has committed to purchase, subject to certain conditions and at the Company’s sole discretion, up to the lesser of $25.0 million or 5,405,840 shares of the Company’s common stock through the end of December 2010.  Under the terms of the CEFF, the Company is not obligated to utilize any of the $25.0 million available under the CEFF and there are no minimum commitments or minimum use penalties.  The Company has access, at its discretion, to the funds through the sale of newly-issued shares of the Company’s common stock. The funds that can be raised under the CEFF over the two-year term will depend on the then-current price for the Company’s common stock and the number of shares actually sold, which may not exceed an aggregate of 5,405,840 shares.  The Company may access capital under the CEFF by providing Kingsbridge with common stock at discounts ranging from eight to 14 percent, depending on the average market price of the Company’s common stock during the applicable pricing period. Kingsbridge will not be obligated to purchase shares under the CEFF unless certain conditions are met, including a minimum price for the Company’s common stock of $1.15 per share. In connection with the CEFF, the Company issued a warrant to Kingsbridge to purchase 300,000 shares of the Company’s common stock at an exercise price of $4.00.  The warrant will become exercisable on June 15, 2009, the six-month anniversary of the date of the Purchase Agreement (December 15, 2008), and will remain exercisable, subject to certain exceptions, for a period of five years thereafter.  Pursuant to the CEFF, the Company filed a registration statement with respect to the resale of shares issued pursuant to the CEFF and underlying the warrant.  As of December 31, 2008, the Company had not sold any shares to Kingsbridge under the CEFF.

On June 13, 2007, the Company closed a private placement of 3,054,999 shares of its common stock and associated warrants to purchase 763,750 shares of its common stock, at a purchase price of $6.00 per share to certain institutional and other accredited investors for gross proceeds of approximately $18.3 million.  The private placement resulted in net proceeds to the Company of approximately $17.3 million, after deduction of transaction expenses.  The warrants are exercisable for a period of three years, beginning December 14, 2007, at an exercise price of $8.00 per share.  The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance of additional securities.

a)             Authorized

Preference shares

Ten million preference shares, $0.0001 par value per share, issuable in series subject to limitation, rights and privileges as determined by the directors.  No preference shares have been issued as of December 31, 2008.

Special Shares

4,687,684 Class C special shares, $0.0001 par value per share, convertible to common stock, to be held a minimum of one year from date issue, on the basis of one Class C special share and U.S. $2.50.  These shares are not entitled to a dividend and carry one vote per share.  There were 391,286 shares of Class C special shares issued and outstanding as of December 31, 2008 and 2007.

6.                                      STOCKHOLDERS’ EQUITY (continued)

Common Stock

One hundred million common shares of stock, $0.0001 par value per share, which carry one vote per share.  There were 27,042,764 and 26,794,607 shares of common stock issued and outstanding as of December 31, 2008 and 2007, respectively.  The Company has presented the par values of its common stock and the related additional paid in capital on a combined basis for all periods presented.

b)                                     Warrants

In summary, the Company currently has the following warrants outstanding:

Amount	Exercise Price	Expiration
534,996	$7.00	August 10, 2009
853,292	$2.75	October 21, 2011
763,750	$8.00	December 14, 2010
180,000	$8.00	July 18, 2010
80,000	$4.78	May 14, 2011
300,000	$4.00	June 14, 2013

Pursuant to the Company’s private placement financing in May 2004, warrants to purchase an aggregate of 534,996 shares of common stock were issued at an exercise price of $7.00 per share with a term of five years.  These warrants remained outstanding and were all exercisable as of December 31, 2008.

Pursuant to the Company’s private placement financing in July 2006, warrants to purchase an aggregate of 1,334,542 shares of common stock were issued at an exercise price of $2.75 per share with a term of four years and nine months, beginning January 22, 2007.  Warrants to purchase an aggregate of 853,292 shares of common stock remained outstanding as of December 31, 2008.

In July 2007, the Company issued warrants to purchase 180,000 shares of common stock to an investor relations firm in return for various investor relations services.  The warrants are exercisable at an exercise price equal to $8.00 per share with 50 percent of the warrants becoming exercisable on July 19, 2008 and the remainder becoming exercisable on July 19, 2009.  The warrants are exercisable through and including July 18, 2010.  The Company uses the Black-Sholes pricing model to value these warrants and remeasures the award each quarter until the measurement date is established.  In the year ended December 31, 2008 and 2007, the Company recorded $43,988 and $32,906, respectively,  in non-cash general and administrative expense pertaining to these consultant warrants.

In May 2008, the Company issued warrants to purchase an aggregate of 80,000 shares of common stock to two individuals, the sole principal and a key executive officer, of an investor and public relations firm in return for various investor and public relations services.  These warrants are exercisable at an exercise price equal to $4.78 per share with 1/12 of the warrants becoming exercisable on June 15, 2008 and the remainder becoming exercisable on a monthly basis thereafter through May 15, 2009 so long as the investor and public relations firm

6.                                      STOCKHOLDERS’ EQUITY (continued)

continues to provide services to the Company.  The warrants are exercisable through and including May 14, 2011.  The Company uses the Black-Scholes pricing model to value this warrant consideration and remeasures the award each quarter until the measurement date is established.  In the year ended December 31, 2008, the Company recorded $60,296 in non-cash general and administrative expense pertaining to these warrants.

During 2008, warrants to purchase an aggregate of 176,614 shares of common stock were exercised for total cash proceeds of $379,720.  Warrants to purchase an aggregate of 71,543 shares of common stock were exercised on a cashless basis, for which 74,957 additional warrants were cancelled by the Company in payment of the exercise price for the exercised warrants.  Warrants to purchase an aggregate of 500 shares of common stock expired without being exercised.  All of the exercised warrants were granted pursuant to the Company’s private placement financing in August 2003.

During 2007, warrants to purchase 371,500 shares of common stock were exercised for total cash proceeds of $1,019,225.  Warrants to purchase an aggregate of 339,987 shares of common stock also were exercised on a cashless basis, for which 163,321 additional warrants were cancelled by the Company in payment of the exercise price for the exercised warrants, thus reducing the number of shares outstanding on a fully diluted basis.

During 2006, there were no warrants exercised, and warrants to purchase 367,187 shares of common stock were cancelled upon their expiration.

c)                                      Options

During 2008, no options were exercised.

During 2007, options to purchase an aggregate of 49,201 shares of common stock were exercised for total cash proceeds of $192,371.  In addition, options to purchase an aggregate of 11,333 shares of common stock were exercised on a cashless basis resulting in the issuance of 3,880 shares of common and the withholding and subsequent cancellation of 7,453 shares of common stock to pay the exercise price of such options, thus reducing the number of shares outstanding on a fully diluted basis.

7.                                      STOCK-BASED COMPENSATION

As of December 31, 2008, the Company has two stockholder-approved equity-based compensation plans under which stock options have been granted — the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan (1998 Plan) and the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan (2008 Plan) (collectively, the Plans).  The 2008 Plan replaced the 1998 Plan, which was terminated with respect to future grants upon the effectiveness of the 2008 Plan.  As of December 31, 2008, there were 2,000,000 shares of the Company’s common stock authorized for issuance under the 2008 Plan, subject to adjustment as provided in the 2008 Plan.  Of the 2,000,000 authorized shares, none had been issued and 53,000 shares were subject to outstanding stock options as of December 31, 2008.  Outstanding employee stock options generally vest over a period of three years and have 10-year contractual

7.                                      STOCK-BASED COMPENSATION (continued)

terms.  Certain of the Company’s employee stock options have performance condition-based vesting provisions which result in expense when such performance conditions are probable of being achieved.  The non-cash, stock-based compensation cost that was incurred by the Company in connection with the 1998 and 2008 Plans was $1,102,444, $711,259 and $1,076,832 for the years ended December 31, 2008, 2007 and 2006, respectively. No income tax benefit was recognized in the Company’s statements of operations for stock-based compensation arrangements due to the Company’s net loss position.

The weighted average fair value of the options at the date of grant for options granted during 2008, 2007 and 2006 was $2.41, $2.37 and $3.11, respectively.  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2008	2007	2006
Expected option life (years)	6.00	9.83	10
Risk free interest rate	3.45%	4.74%	4.10%
Expected stock price volatility	67.63%	69.31%	73.94%
Dividend yield	—	—	—

The Company uses a volatility rate calculation based on the closing price for its common stock at the end of each calendar month as reported by the NASDAQ Global Market (or The American Stock Exchange prior to November 5, 2007).  Since the Company has a limited history with option exercises, the expected life was set to the entire life of the option grant through the fourth quarter 2007.  Beginning with options granted during the fourth quarter 2007, the Company began estimating the expected life of its options in a manner consistent with Staff Accounting Bulletin (SAB) 107, and SAB 110 beginning January 1, 2008, which allows companies to use a simplified method to estimate the life of options meeting certain criteria.  The Company believes that the use of the simplified method provides a reasonable term for purposes of determining compensation costs for these grants, and expects to use the simplified method to estimate the expected life of future options for eligible grants.  The discount rate used is the yield on a United States Treasury note as of the grant date with a maturity equal to the estimated life of the option.  The Company has not in the past issued a cash dividend, nor does it have any current plans to do so in the future; therefore, an expected dividend yield of zero was used.

The following table summarizes the stock option compensation expense for employees and non-employees recognized in the Company’s statements of operations for each period:

	2008	2007	2006
Research and development	$356,287	$202,335	$52,630
General and administrative	746,157	508,924	1,024,202
Total stock-based compensation expense	$1,102,444	$711,259	$1,076,832

7.                                      STOCK-BASED COMPENSATION (continued)

A summary of activity under the Plans during the year ended December 31, 2008 is presented below:

Options	Option Shares	Weighted Average Exercise Price
Outstanding December 31, 2007	1,427,191	$3.50
Granted	682,250	3.74
Exercised	(0)	—
Forfeited or expired	(71,250)	2.73
Outstanding December 31, 2008	2,038,191	$3.66
(weighted average contractual term)	8.0 years
Vested or expected to vest at December 31, 2008	1,921,525	$3.56
(weighted average contractual term)	7.1 years
Exercisable at December 31, 2008	1,033,026	$3.48
(weighted average contractual term)	5.8 years

There was no aggregate intrinsic value of the Company’s outstanding or exercisable options as of December 31, 2008.

A summary of the Plans’ non-vested options at December 31, 2008 and activity under the Plans during the year ended December 31, 2008 is presented below:

Options	Option Shares	Weighted Average Grant Date Fair- Value
Outstanding December 31, 2007	656,333	$3.62
Granted	682,250	3.74
Vested	(252,168)	3.67
Forfeited	(71,250)	2.73
Non-Vested at December 31, 2008	1,015,165	$3.74

As of December 31, 2008, there was $1,409,577 of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted under the Plans.  The cost is expected to be recognized over a weighted-average period of 1.80 years.

No stock options were exercised during 2008.  Cash received from option exercises under the Plans for the years ended December 31, 2007 and 2006 was $192,371 and $243,675, respectively.  The intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $136,020 and $218,613, respectively.  The Company did not receive a tax benefit related to the exercise of these options because of its net operating loss position.  The total fair value of shares vested during the years ended December 31, 2008, 2007 and 2006 was $659,898, $326,254 and $1,076,832, respectively.

7.                                      STOCK-BASED COMPENSATION (continued)

Options and warrants to purchase an aggregate of 4,750,229 and 4,082,843 shares, respectively, were excluded from the earnings per share calculation for the years ended December 31, 2008 and December 31, 2007, respectively, since including these options and warrants would have had an anti-dilutive effect under the treasury stock method due to the Company’s net loss position.  Options and warrants to purchase an aggregate of 1,261,475 shares were excluded from the earnings per share calculation for the year ended December 31, 2006, since including these options and warrants would have had an anti-dilutive effect under the treasury stock method, as the average market price of the common stock during the period was less than the exercise price of the options or warrants.

8.                                      RETIREMENT PLAN

The Company offers a discretionary 401(k) Plan (the 401(k) Plan) to all of its employees.  Under the 401(k) Plan, employees may defer income on a tax-exempt basis, subject to IRS limitation.  Under the 401(k) Plan, the Company can make discretionary matching contributions.  Company contributions expensed in 2008, 2007 and 2006 totaled $108,019, $59,683 and $45,327, respectively.

9.                                      LEASE ARRANGEMENTS

The Company has entered into lease commitments for rental of its office space which expires in 2010 and its laboratory facility which expires in 2009.  The future minimum lease payments during 2009 and 2010 are $293,478 and $90,720, respectively.

Rent expense amounted to $277,370, $259,971 and $236,824 for the years ended December 31, 2008, 2007 and 2006, respectively.

10.                               RELATED PARTY TRANSACTIONS

Included in current liabilities on the balance sheet are $15,638 and $28,841, which represent amounts due to current directors and officers of the Company for reimbursement of business expenses and payment for director meeting fees as of December 31, 2008 and 2007, respectively.

11.                               COMMITMENTS

Antares Pharma, Inc. License

The Company’s license agreement with Antares Pharma, Inc. requires the Company to fund the development of the licensed products, make milestone payments and pay royalties on the sales of products related to this license.  In 2006, the Company paid $875,000 to Antares and recorded a liability of $2.625 million due to Antares to be paid upon the Company’s receipt of payments from Nycomed related to the Elestrin FDA approval milestone.  In 2007, the Company paid $2.625 million to Antares thereby reducing the liability to zero and paid or accrued $31,209 to Antares as a result of royalties received by the Company.  In 2008, the Company paid $462,500 to Antares as a result of the Azur sublicense of Elestrin and paid or accrued $21,830 to Antares as a result of royalties received by the Company.

11.                               COMMITMENTS (continued)

Wake Forest License

In April 2002, the Company exclusively in-licensed from Wake Forest University and Cedars-Sinai Medical Center three issued U.S. patents claiming triple hormone therapy (the combination use of estrogen plus progestogen plus androgen, e.g. testosterone) and obtained an option to license the patents for triple hormone contraception.  The financial terms of the license include an upfront payment by the Company in exchange for exclusive rights to the license and regulatory milestone payments, maintenance payments and royalty payments by the Company if a product incorporating the licensed technology gets approved and subsequently marketed.  In July 2005, the Company exercised the option for an exclusive license for the three U.S. patents for triple hormone contraception.  The financial terms of this license include an upfront payment, regulatory milestone payments, maintenance payments and royalty payments by the Company if a product incorporating the licensed technology gets approved and subsequently marketed.

Future minimum maintenance payments due under this agreement are as follows:

Year	Minimum Amount Due
2009	60,000
2010	70,000
2011	80,000
2012	80,000
2013	80,000
2014	80,000
2015	80,000
Thereafter	120,000

Under the terms of the license agreement with the Wake Forest University and Cedars-Sinai Medical Center, the Company has the right to terminate the license at any time.

The Company has agreed to indemnify, hold harmless and defend Wake Forest University and Cedars-Sinai Medical Center against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of exercise of the license agreement, including but not limited to, any product liability claims.  The Company has not recorded any liability in connection with this obligation as no events occurred that would require indemnification.

Aesthetic License

In February 2006, the Company signed an exclusive option and license agreement with Medical Aesthetics Technology Corporation for the use of the Company’s CaP technology in the field of aesthetic medicine.  Under the terms of the option and license agreement, MATC will use the Company’s CaP technology to develop products for commercialization in the field of aesthetic medicine, specifically, the improvement and/or maintenance of the external appearance of the head, face, neck and body.  In November 2007, the Company exercised its options under the license and signed a license agreement with MATC covering the use of the Company’s CaP as a facial filler (BioLook™) in aesthetic medicine.  Under the agreement, MATC is responsible for continued development of BioLook, including required clinical trials, regulatory filings and all manufacturing and marketing associated with the product.  In exchange for the license, the Company has taken an ownership position in MATC of about five percent of the common shares

11.                               COMMITMENTS (continued)

of MATC.  In addition to the ownership position, the Company may receive certain milestone payments and royalties as well as share in certain payments if MATC sublicenses the technology.  The Company recorded an investment asset and licensing revenue of $140,000 related to this license and ownership position in MATC.  The MATC investment is recorded using the cost-method.

12.                               FAIR VALUE MEASUREMENTS

The Company has adopted the fair value methods required under SFAS No. 157 to value its financial assets and liabilities.  As defined in SFAS No. 157, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.  The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk.

Financial assets recorded at fair value as of December 31, 2008 are classified in the table below in one of the three categories described above:

Description	December 31, 2008 Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for Sale Securities	$2,534,820	—	—	$2,534,820
Put Asset on Available for Sale Securities	465,180	—	—	465,180
Total	$3,000,000	—	—	$3,000,000

12.                               FAIR VALUE MEASUREMENTS (continued)

The Company’s auction rate securities investments and related put asset were classified as based on Level 3 inputs, due to the lack of currently observable market quotes, generally those obtained or corroborated through the auction process.  The Company determines the fair value using unobservable inputs based on expected cash flows and collateral values, including assessments of counterparty credit quality, default risk underlying the security, overall capital market liquidity, and expectations of early redemption of the securities.  Factors that may impact the Company’s valuation include changes to credit ratings of the securities as well as to the underlying assets supporting those securities, rates of default of the underlying assets, underlying collateral value, counterparty risk and ongoing strength and quality of market credit and liquidity.

At January 1, 2008, the value of the Company’s auction rate securities were based on observable prices in active markets and as such would have been considered based on Level 1 inputs.  At December 31, 2008, due to the failure of auctions during 2008, the Company’s remaining auction rate securities were valued based on Level 3 inputs.  As a result of these declines in fair value of the Company’s auction rate securities, which the Company attributed to liquidity issues affecting the credit markets associated with the securities rather than counterparty credit issues, the Company recorded an other-than-temporary impairment loss of $465,180 on its remaining auction rate securities investment, which was offset by a $465,180 gain on the right to sell the auction rate securities back to UBS at par value, both of which are recorded in other income.

The Company made an election to record the asset related to its right to sell its remaining auction rate securities to UBS at fair value with gains and losses related to this instrument recorded in earning immediately pursuant to SFAS 159, Fair Value Option, so the right to sell the auction rate securities back to UBS would offset the change in value of the underlying auction rate securities investments during the period.  As a result, a gain of $232,480 related to the change in value of the put/right from October 14, 2008 (the date that the company entered into the settlement agreement) to December 31, 2008 has been recorded in other income.  If the company had not elected to record this instrument at fair value, its carrying value would have been $232,700 at December 31, 2008.

The table below presents a reconciliation of the level 3 fair value measurements, which are based on significant unobservable inputs, at December 31, 2008.  Both of the assets are recorded in investments.  The remaining investment balance of $26,334 is invested in a money market fund.

	Fair Value Measurements Using Significant Unobservable Inputs	Fair Value Measurements Using Significant Unobservable Inputs
	Auction Rate Securities	Put Asset Related to Auction Rate Securities
January 1, 2008	$—	$—
Transfers into Level 3	14,000,000	232,700
Purchases, redemptions, issuances or settlements	(11,000,000)	—
Total gains or losses (realized/unrealized) included in net loss	(465,180)	232,480
December 31, 2008	$2,534,820	$465,180

12.                               FAIR VALUE MEASUREMENTS (continued)

On January 8, 2009, pursuant to its rights to sell the auction rate securities to UBS at par value, the Company received $3.0 million principal plus accrued and unpaid interest from UBS.  No realized gains or losses were included in the Company’s statement of operations for the year ended December 31, 2008.

13.                               SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly data for 2008 and 2007 is as follows:

	2008
	First	Second	Third	Fourth
Revenue	$62,997	$25,869	$82,212	$3,609,751
Research and development expenses	2,677,946	3,934,118	5,322,472	3,855,444
General and administrative expenses	1,325,493	1,593,156	1,438,816	767,469
Licensing expense	—	—	—	836,420
Operating loss	(3,950,215)	(5,513,714)	(6,690,835)	(1,858,878)
Net loss	(3,626,638)	(6,048,067)	(6,585,084)	(1,165,389)
Loss per share:
Basic and diluted	$(0.13)	$(0.22)	$(0.24)	$(0.05)

	2007
	First	Second	Third	Fourth

Revenue	$50,608	$69,446	$43,793	$329,307
Research and development expenses	987,470	1,405,647	1,145,764	1,212,432
General and administrative expenses	918,769	1,265,796	1,027,194	1,119,602
Licensing expense	—	—	—	—
Operating loss	(1,888,547)	(2,630,797)	(2,147,158)	(2,012,942)
Net loss	(1,817,018)	(2,400,309)	(1,693,044)	(1,674,064)
Loss per share:
Basic and diluted	$(0.08)	$(0.10)	$(0.06)	$(0.06)

14.                               SUBSEQUENT EVENT

Due to the Company’s continuing expenditures related to its research and development activities, including in particular the Phase III clinical study program for LibiGel, as well as additional expenditures incurred due to the Company’s efforts at pursuing strategic alternatives, including in particular a proposed stock-for-stock merger with Cell Genesys, Inc. (with which the Company entered into an agreement and plan of merger on June 29, 2009, and for which the Company is currently in the process of preparing customary filings with the U.S. Securities and Exchange Commission for purposes of submitting the proposed merger transaction for approval of the Company’s stockholders and the stockholders of Cell Genesys, Inc.), the Company has incurred higher than anticipated expenses and liabilities.  In addition, the Company has not raised additional financing through an equity offering, which historically has been the Company’s primary method for raising additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The Company anticipates continuing to incur financial advisor, legal, tax and accounting fees and expenses in connection with its proposed merger with Cell Genesys, Inc. and expects to continue to incur significant research and development expenditures in its continuing Phase III clinical study program for LibiGel, as well as expenses for general and administrative areas for as long as sufficient funding remains.  One of the primary reasons the Company is proposing to merge with Cell Genesys is the need for the Company to obtain additional funding to continue the Phase III clinical studies for LibiGel and

14.                               SUBSEQUENT EVENT (continued)

the lack of other currently available acceptable alternatives to access capital, especially in light of the state of the markets for equity offerings, which historically has been the Company’s method for raising additional financing.  If the merger is completed, management believes that the cash resources of the combined company expected to be available at the closing of the merger will provide sufficient capital to maintain the Company’s projected business operations through at least the next 12 months, including continued Phase III clinical development of LibiGel.

The Company’s financial statements do not include any adjustments that might result from the outcome of this uncertainty.  The financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.